Exhibit (f)(5)

FINAL FORM

COLLATERAL ADMINISTRATION AGREEMENT

This COLLATERAL ADMINISTRATION AGREEMENT, dated as of the date set forth in Schedule A to the Loan Agreement referred to below (this “Agreement”), is entered into by and among THE BORROWER IDENTIFIED ON THE SIGNATURE PAGES HEREOF (the “Borrower”), and THE BANK OF NEW YORK MELLON, a New York state chartered bank (in its capacity as collateral administrator under this agreement, the “Collateral Administrator”).

W I T N E S S E T H:

WHEREAS, the Borrower, The United States Department of the Treasury, as lender (in such capacity, the “Lender”), and The Bank of New York Mellon, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) have entered into a Loan Agreement (as the same may be amended, extended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) dated as of the date set forth in Schedule A to the Loan Agreement, pursuant to which, among other things, the Lender has agreed to make Loans to the Borrower;

WHEREAS, the Borrower, the Lender, the Administrative Agent and the Collateral Agent have entered into a Guarantee and Security Agreement (the “Guarantee and Security Agreement”) dated as of the date set forth in Schedule A to the Loan Agreement, pursuant to which the Collateral is pledged to secure the Loans and the other Secured Obligations;

WHEREAS, the Borrower wishes to engage the Collateral Administrator to perform on behalf of the Borrower (and on behalf of the other Loan Parties) and for the benefit of the Lender certain administrative duties of the Borrower with respect to the Collateral pursuant to the Loan Agreement and the Guarantee and Security Agreement; and

WHEREAS, the Collateral Administrator is prepared to provide the administrative services as specified herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Definitions.

(a)                                  Unless otherwise defined herein, terms defined in the Loan Agreement or in the Guarantee and Security Agreement, as applicable, and used herein (including terms used in the preamble and the recitals hereto) shall have the meanings given to them in the Loan Agreement or in the Guarantee and Security Agreement, as applicable.

(b)                                 The “Interpretation” provisions set forth in Section 1.02 of the Loan Agreement shall apply to this Agreement, including terms defined in the preamble and the recitals hereto.

(c)                                  In addition, as used herein, the following terms shall have the meaning specified below:

“Collateral Administrator Report” shall mean a report containing the information set forth or referred to in Exhibit A.

“Indemnified Liabilities” shall have the meaning set forth in Section 4(b).

“Indemnitee” shall have the meaning set forth in Section 4(b).

“Loan Payment Date Report” shall mean, with respect to a Loan Payment Date, a report containing the information set forth or referred to in Exhibit B for such Loan Payment Date.

“Payment Notice” shall have the meaning set forth in the Partnership Agreement.

“Records” shall have the meaning set forth in Section 20.

2.                                       Powers and Duties of the Collateral Administrator and the Borrower.

(a)                                  The Borrower hereby appoints The Bank of New York Mellon as its agent to perform the services set forth herein to be performed by the Collateral Administrator and The Bank of New York Mellon hereby accepts such appointment and shall act in the capacity of collateral administrator until its resignation or removal or the termination of this Agreement pursuant to Section 7. The Collateral Administrator shall assist in monitoring the Collateral on an ongoing basis. The Collateral Administrator does not, and shall not be deemed to, assume the obligations of the Borrower under the Loan Agreement.

(b)                                 Promptly following the Effective Date, the Collateral Administrator shall create a Collateral database setting forth the Collateral held by the Custodian in a format reasonably acceptable to the Lender and the Borrower and shall provide access to the information contained therein to the Borrower, the Agents and the Lender. The Collateral Administrator shall update the Collateral database promptly following the sale, purchase or payment in respect of any item of Collateral based on the records of the Custodian of the Collateral or from information provided to the Collateral Administrator from the Borrower or the Collateral Agent. The Borrower authorizes the Collateral Administrator to obtain any necessary information on the Collateral from Bloomberg and rely on such information without liability in order to complete the Collateral database.

(c)                                  Not later than the seventh (7th) Business Day after the end of each month, the Collateral Administrator shall provide to the Borrower and the Agents a draft of the Collateral Administrator Report required to be provided by the Borrower pursuant to Section 6.01(c) of the Loan Agreement, which shall include calculations of the Borrower’s performance and statistical portfolio information using the information contained in the Collateral database created by the Collateral Administrator pursuant to Section 2(b) and any other Collateral information normally maintained by the Custodian and information provided by the Borrower, the Agents, the Custodian and the Valuation Agent that is relevant to the Collateral Administrator Report in order to provide the Borrower with an opportunity to review and comment on such Collateral Administrator Report. Not later than the Business Day prior to the day on which the Collateral Administrator Report is required to be provided by the Borrower pursuant to Section 6.01(c) of the Loan Agreement, the Collateral Administrator shall provide to the Borrower and the Agents the final version of such Collateral Administrator Report previously provided to the Borrower. To the extent the Borrower is required to deliver the Collateral Administrator Report pursuant to Section 6.01(d) of the Loan Agreement, not later than one (1) Business Day after the end of each week, the Collateral Administrator shall provide to the Borrower and the Agents such Collateral Administrator Report, which shall include calculations of the Borrower’s performance and statistical portfolio information using the information contained in the Collateral database created by the Collateral Administrator pursuant to Section 2(b) and any other Collateral information normally maintained by the Custodian and information provided by the Borrower, the Agents, the Custodian and the Valuation Agent that is relevant to the Collateral Administrator Report. To the extent that the

Collateral Administrator has not received in a timely manner information from the Borrower, the Agents, the Custodian or the Valuation Agent that is reasonably necessary to complete any Collateral Administrator Report, the Collateral Administrator shall so inform the Borrower and the Agents and shall provide the related Collateral Administrator Report without such information.

(d)                                 The Collateral Administrator shall provide the Borrower with certain other information set forth in the fee letter between the Collateral Administrator and the Borrower (the “Fee Letter”) as required to be provided by it in order to assist the Borrower or its designee in the preparation of such other reports, instructions, schedules, statements, certificates and other data that is required by the Loan Agreement and the other Loan Documents and that is reasonably requested in writing by the Borrower, the Administrative Agent or the Collateral Agent and agreed to by the Collateral Administrator.

(e)                                  With respect to each Loan Payment Date Report:

(i)                                     Not later than four (4) Business Days prior to each Loan Payment Date, the Collateral Administrator shall:

(A)                              if not received from the Custodian by 5 p.m. (Washington, D.C. time) on such date, notify the Custodian that the Custodian has not provided a statement providing all reasonably necessary information regarding the Collections received during the period covered by such Loan Payment Date Report and all amounts on deposit in the Custodial Account;

(B)                                if not received from the Valuation Agent by 5 p.m. (Washington, D.C. time) on such date, notify the Valuation Agent that the Valuation Agent has not provided the month-end Market Value calculated in accordance with Part II and Part III of the Valuation Process for each Portfolio Investment owned by the Borrower and listed in the Collateral database maintained by the Collateral Administrator as at the immediately preceding Determination Date;

(C)                                if not received from the Borrower by 5 p.m. (Washington, D.C. time) on such date, notify the Borrower that the Borrower has not provided the information relating to Section 2.07 of the Loan Agreement that is reasonably necessary to enable the Collateral Administrator to assemble the Loan Payment Date Report, including, but not limited to, the Borrower’s calculation of the Asset Coverage Test for such period;

(D)                               if not received from the Administrative Agent by 5 p.m. (Washington, D.C. time) on such date, notify the Administrative Agent that the Administrative Agent has not provided the current Interest Amount and Principal Amount outstanding on the Loans and all other information reasonably necessary to enable the Collateral Administrator to calculate the Required Interest Reserve Amount.

(ii)                                  Not later than three (3) Business Days prior to each Loan Payment Date the Collateral Administrator shall calculate the Required Interest Reserve Amount.

(iii)                               Not later than three (3) Business Days prior to each Loan Payment Date, the Collateral Administrator shall prepare and deliver to each of the Borrower and the Agents an initial draft of such Loan Payment Date Report with respect to such Loan Payment Date (information regarding the payment of Borrower Administrative Expenses and indemnity payments shall be based upon invoices, documents or other information received by the Collateral Administrator on or prior to the last Business Day of any month in connection with payments to be made on the next succeeding Loan Payment Date (it being understood that invoices, documentation or other information received after such date will be ineligible for payment or reimbursement on such Loan Payment Date and will be made or reimbursed on the next succeeding Loan Payment Date) and information regarding payment of amounts then due under Permitted Interest Rate Hedges and any early termination payments attributable to a default by a Permitted Hedge Counterparty shall be based upon information received by the Collateral Administrator on or prior to the last Business Day of any month).

(iv)                              Not later than two (2) Business Days prior to each Loan Payment Date, the Borrower shall confirm its elections with respect to the distribution of funds from the Custodial Account pursuant to clauses (vii) through (x) of the Non-Default Priority of Payments set forth in Section 2.07(a) of the Loan Agreement and confirm the accuracy of the Loan Payment Date Report prepared by the Collateral Administrator and, if applicable, shall concur with or propose revisions of the amount, if any, of funds that the Loan Payment Date Report delivered pursuant to Section 2(e)(iii) above states are available for distribution from the Custodial Account pursuant to each item of the Priority of Payments set forth in Section 2.07 of the Loan Agreement and shall propose an amount to distribute on the forthcoming Loan Payment Date.

(v)                                 Not later than one (1) Business Day prior to each Loan Payment Date, the Collateral Administrator shall deliver to each of the Borrower, the Agents and the Lender the final Loan Payment Date Report.

(vi)                              Not later than 2:00 p.m. (Washington, D.C. time), on each Loan Payment Date, the Collateral Administrator shall instruct the Custodian to withdraw from the Custodial Account, or to the extent Section 2.07(d) of the Loan Agreement requires any amount to be withdrawn from the Interest Reserve Account, the Interest Reserve Account, funds to be distributed on such Loan Payment Date in the amounts specified in the related final Loan Payment Date Report and shall distribute such funds to the Persons specified in the related final Loan Payment Date Report (it being understood that not all amounts on deposit in the Custodial Account shall be required to be distributed on any Loan Payment Date).

(vii)                           To the extent that the Collateral Administrator has not received in a timely manner the information from the Borrower, the Custodian, the Valuation Agent or the Administrative Agent pursuant to Section 2(e)(i) above that is reasonably necessary for the Collateral Administrator to complete any Loan Payment Date Report, the Collateral Administrator shall promptly inform the Borrower and the Agents and shall provide the related Loan Payment Date Report without such information.

(f)                                    The Borrower shall cooperate with the Collateral Administrator in connection with the preparation by the Collateral Administrator of any reports, instructions, statements, certificates and calculations required to be delivered pursuant to Sections 2(c), (d) and (e) above. The Borrower shall review and verify the contents of such reports.

(g)                                 The Collateral Administrator shall provide the accounting firm of the Borrower (which shall be an internationally recognized accounting firm reasonably acceptable to the Lender) with certain available or readily obtainable necessary information required by such accounting firm in connection with the preparation of financial statements required by Sections 6.01(a) and (b) of the Loan Agreement.

(h)                                 The Collateral Administrator shall provide access to its front-end trade entry and risk management and reporting system (EnSIS®) to the Borrower as set forth in the Electronic Access and Use of EnSIS® Terms and Conditions entered into by the Borrower and the Collateral Administrator and dated as of the date of this Agreement.

(i)                                     Promptly following the Effective Date, the Collateral Administrator shall create a Capital Commitments database setting forth the Capital Commitments as notified to the Collateral Administrator by the Borrower in a format reasonably acceptable to the Lender and the Borrower and shall provide access to the information contained therein to the Borrower, the Agents and the Lender. The Collateral Administrator shall update the Capital Commitments database promptly following Capital Contributions or capital repayments, as such information is provided to the Collateral Administrator from the Borrower. The Collateral Administrator shall notify UST and the General Partner that the Partners other than UST have, in the aggregate, contributed an amount equal to the sum of their respective Pro Rata Shares of Capital Contributions in connection with any Payment Notice.

(j)                                     The Collateral Administrator will maintain a database of all amounts received or due to the Escrow Account as notified by the Borrower and will record any Temporary Investment Income and payment made from the Escrow Account.

(k)                                  The Collateral Administrator will maintain a database of all Borrower Administrator Expenses accrued and payable for each Collection Period and will instruct the Custodian to make payments from the Custodial Account of Borrower Administrator Expenses in accordance with Section 2.07 of the Loan Agreement.

(l)                                     The Collateral Administrator shall keep accurate books and records and take any steps reasonably related or reasonably requested by the Borrower, the Administrative Agent or the Collateral Agent in connection with its performance of the obligations set forth in Section 2(c) though (k) above.

(m)                               In order to enable the Collateral Administrator to perform its compliance reporting obligation, as soon as reasonably practicable after the execution of a trade, the Borrower shall provide the Collateral Administrator with all trade and security detail reasonably required by the Collateral Administrator.

The Collateral Administrator shall deliver any reports or other information that it is required to prepare pursuant to this Section 2 in accordance with the notice provisions of Section 11.

If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Borrower as to the course of action desired by it. If the Collateral Administrator does not receive such instructions within three (3) Business Days after such request, it may, but shall be under no duty to, take or refrain from taking such action. The Collateral Administrator shall act in accordance with instructions received after such three (3) Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

Nothing contained in this Agreement shall prohibit the Collateral Administrator or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

3.                                       Compensation. The Collateral Administrator will perform its duties and provide the services called for hereunder in exchange for compensation and expense reimbursement set forth in the Fee Letter. The payment obligations to the Collateral Administrator pursuant to this Section 3 accrued prior to the termination of this Agreement and the resignation or removal of the Collateral Administrator shall survive the termination of this Agreement and the resignation or removal of the Collateral Administrator. For the avoidance of doubt, all amounts payable under this Section 3 shall be payable only as Borrower Administrative Expenses in accordance with the order specified in the Priority of Payments as set forth in Section 2.07 of the Loan Agreement.

4.                                       Limitation of Responsibility of the Collateral Administrator.

(a)                                  Notwithstanding any provision contained herein or in any other document or instrument to the contrary, neither the Collateral Administrator nor any of its Related Parties shall be liable, except as otherwise provided herein as between the Collateral Administrator and the Borrower, in all other respects, for any action taken or not taken by it (or them) under or in connection with this Agreement, except for the Collateral Administrator’s (or their) own negligence, bad faith, willful misconduct or fraudulent action. For the avoidance of doubt, any action taken by the Collateral Administrator or any of its Related Parties in compliance with this Agreement or the other Loan Documents shall not constitute negligence, bad faith, willful misconduct or fraudulent action.

(b)                                 The Borrower agrees to pay, indemnify, and hold the Collateral Administrator and each of its Related Parties (each, an “Indemnitee”) harmless and defend them from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the reasonable fees and disbursements of legal counsel) or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, but excluding income taxes (all the foregoing non-excluded items, collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the negligence, bad faith, willful misconduct or fraudulent action of any Indemnitee or any of its Related Parties. The Borrower may, in its sole discretion, and at its expense, control the defense of the claim including, without limitation, designating counsel for the Indemnitees (which counsel shall be reasonably satisfactory to the Indemnitees) and controlling all negotiations, litigation, arbitration, settlements, compromises and appeals of any claim; provided that (i) the Borrower may not agree to any settlement involving any Indemnitee that contains any element other than the payment of money and complete indemnification of the Indemnitee without the prior written consent of the affected Indemnitee and (ii) the Borrower shall engage and pay the reasonable expenses of separate counsel for the Indemnitee to the extent that the interests of the Indemnitee are in conflict with those of the Borrower. The Borrower shall be responsible to pay the reasonable fees of such separate legal counsel if such a conflict exists. All amounts due under this Section 4(b) shall be payable as Borrower Administrative Expenses in accordance with Section 2.07 of the Loan Agreement and any request for payment under this Section 4(b) must be received by the Borrower, the Agents and the Collateral Administrator no later than the last Business Day of each month in connection with payments to be made on the next succeeding Loan Payment Date.

(c)                                  The indemnity provided to the Collateral Administrator in this Section 4 shall survive any termination of this Agreement, including any termination under any bankruptcy law or the resignation or removal of the Collateral Administrator hereunder.

(d)                                 To the extent permitted by applicable law, no party shall assert, and each hereby waives, and no party shall have any indemnity obligation with respect to, any claim against any other party, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, or the transactions contemplated hereby.

(e)                                  The Collateral Administrator shall not be liable for the title, validity, sufficiency, value, genuineness or transferability of any Collateral.

(f)                                    The Collateral Administrator may rely on any notice, direction, instruction, instrument, document, resolution, officer’s certificate, opinion of counsel, certificate of auditors or any other certificate, statement, opinion, report, request, consent, order, appraisal, bond or other paper reasonably believed by it or them in good faith to be genuine and to have been signed or presented by the proper party or parties (and need not investigate any fact or matter stated in any such notice, direction, instruction, instrument, document, resolution, officer’s certificate, opinion of counsel, certificate of auditors or any other certificate, statement, opinion, report, request, consent, order, appraisal, bond or other paper), and the Collateral Administrator shall be entitled to presume the genuineness, legal capacity and due authority of any signature appearing thereon.

(g)                                 The Collateral Administrator shall not be deemed to have notice of any fact or matter unless and until actually known to the Collateral Administrator or notice thereof referencing this Agreement in writing is received by the Collateral Administrator at its notice address provided for in Section 11.

(h)                                 The duties and obligations of the Collateral Administrator shall be determined solely by the express provisions of this Agreement, the Collateral Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no obligations shall be read into this Agreement against the Collateral Administrator.

(i)                                     The right of the Collateral Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Collateral Administrator shall not be liable for the omission to perform any such act.

(j)                                     The Collateral Administrator shall not be required to give any bond or surety in connection herewith or the powers granted hereunder.

(k)                                  The Collateral Administrator may, with respect to questions of law relating specifically to the Custodial Account and Interest Reserve Account, apply for and obtain the advice and opinion of counsel, and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such reasonable advice or opinion.

(l)                                     The Collateral Administrator may execute ministerial and ancillary duties through third party ministerial or ancillary service providers, including but not limited to, software vendors; provided that upon request by the Borrower, the Collateral Administrator shall to the extent permitted by applicable law, sue such ministerial or ancillary service provider or otherwise enforce its rights against such service provider (provided that the Collateral Administrator shall be indemnified by the Borrower for any costs or expenses in connection with such action) and collect, on behalf of the Borrower, any proceeds or damages awarded in respect of any related judgment against such service provider, less any costs and expenses owing to the Collateral Administrator. The Collateral Administrator shall have no monitoring responsibility with respect to such persons and shall not be responsible for any misconduct or negligence on the part of any such persons appointed by the Collateral Administrator with due care.

(m)                               The Collateral Administrator shall have no liability with respect to any valuation regardless of whether such valuation is significantly greater or less than other possible valuations.

(n)                                 No Vendor, Broker or Mark to Model Valuation Provider is an agent of the Collateral Administrator in its capacity as such, and the Collateral Administrator in its capacity as such is not liable for any actions, inactions, information provided by or determinations made by any such Vendor, Broker or Mark to Model Valuation Provider.

(o)                                 The Collateral Administrator shall not be under any obligation to take action to collect any amount payable on Collateral in default, or if payment is refused after due demand and presentment.

(p)                                 The Collateral Administrator is authorized to rely on information from the Valuation Agent or any generally recognized pricing information service (including brokers and dealers of the Collateral Administrator) as is necessary in order for it to perform its responsibilities hereunder and the Collateral Administrator shall not be liable for any fees, costs, expenses, liabilities or losses incurred as a result of errors or omissions of any such pricing information service, broker or dealer or Valuation Agent. The Collateral Administrator may rely on data supplied by third parties (“Pricing Data”), such as pricing data, model pricing and indicative data, without independent investigation. The Collateral Administrator does not represent or warrant that the Pricing Data are correct, complete or current. THE COLLATERAL ADMINISTRATOR IS NOT RESPONSIBLE FOR ANY ACTIONS TAKEN OR NOT TAKEN AS A RESULT OF THE USE OF OR RELIANCE UPON PRICING DATA.

5.                                       No Joint Venture. Nothing contained in this Agreement (a) shall constitute the Collateral Administrator and the Borrower as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (b) shall be construed to impose any liability as such on any of them or (c) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.

6.                                       Term. This Agreement shall continue in effect so long as the Loan Agreement remains in effect with respect to the Loans, unless this Agreement has been previously terminated in accordance with Section 7 hereof.

7.                                       Termination. This Agreement shall continue in full force and effect until it has been terminated in accordance with this Section 7. The Collateral Administrator may resign as Collateral Administrator, or the Borrower (with the prior consent of the Lender) may, in its sole discretion, remove the Collateral Administrator, with sixty (60) days’ (in the case of the Collateral Administrator resigning) or thirty (30) days’ (in the case of the removal of the Collateral Administrator) prior written notice to each other party hereto; provided that no termination of this Agreement shall be effective until the Borrower shall have appointed a successor Collateral Administrator that has been approved by the Lender in its sole discretion. If the Borrower shall fail to appoint a successor Collateral Administrator within ninety (90) days after notice of resignation from the Collateral Administrator, then the Collateral Administrator may petition any court of competent jurisdiction for the appointment of a successor Collateral Administrator. The indemnity provided to the resigning Collateral Administrator under Section 4 shall survive its resignation under this Agreement with respect to any Indemnified Liabilities to the extent incurred or arising, or relating to events occurring, before such termination.

8.                                       Representations and Warranties.

(a)                                                                                  The Borrower hereby represents and warrants to the Collateral Administrator as follows:

(i)                                     The Borrower (A) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) has all requisite organizational power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals could not be reasonably expected to have a Material Adverse Effect, (C) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify could not be reasonably expected to have a Material Adverse Effect, (D) is in compliance with (to the extent such law, guidance or regulation is applicable pursuant to its terms to the Borrower) (1) Section 111 of EESA, as implemented by any guidance or regulations issued by UST thereunder, including 31 CFR 30 and (2) EAWA, as implemented by any guidance or regulation issued by UST thereunder and (E) is in compliance in all material respects with all Requirements of Law.

(ii)                                  The Borrower has all necessary organizational power, authority and legal right to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by the Borrower of this Agreement has been duly authorized by all necessary organizational action on its part. This Agreement has been duly and validly executed and delivered by the Borrower and constitutes, or when executed and delivered, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the Bankruptcy Exceptions.

(iii)                               No consent, approval or authorization of, registration or filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except (A) consents, approvals, authorizations, filings, registrations, and notices that have been or will be obtained or made, each of which is in full force and effect and (B) the filings and recordings in respect of the Liens created pursuant to the Security Documents.

(iv)                              Neither the execution and delivery of this Agreement by the Borrower nor the performance by the Borrower of its obligations set forth in this Agreement will (A) conflict with or result in a breach of (1) the charter, articles of organization, by laws, partnership agreement (including the Partnership Agreement), operating agreement or similar organizational document of the Borrower or (2) any Requirement of Law, (B) constitute a default under any material Contractual Obligation with respect to which the Borrower is a party, or (C) except for the Liens created pursuant to the Security Documents, result in the creation or imposition of any Lien upon any Property of the Borrower, pursuant to the terms of any such material Contractual Obligation.

(b)                                                                                 The Collateral Administrator hereby represents and warrants to the Borrower as follows:

(i)                                     The Collateral Administrator (A) is a New York state chartered bank duly organized and validly existing under the laws of the State of New York, (B) has all requisite organizational power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, (C) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary and (D) is in compliance in all material respects with all Requirements of Law.

(ii)                                  The Collateral Administrator has all necessary organizational power, authority and legal right to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by the Collateral Administrator of this Agreement has been duly authorized by all necessary organizational action on its part. This Agreement has been duly and validly executed and delivered by the Collateral Administrator and constitutes, or when executed and delivered, will constitute, a legal, valid and binding obligation of the Collateral Administrator, enforceable against the Collateral Administrator in accordance with its terms, subject to the Bankruptcy Exceptions.

(iii)                               No consent, approval or authorization of, registration or filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

(iv)                              Neither the execution and delivery of this Agreement, nor the performance of the obligations set forth in this Agreement will (A) conflict with or result in a breach of (1) the charter, articles of organization, by laws, partnership agreement, operating agreement or similar organizational document of the Collateral Administrator or (2) any Requirement of Law, (B) constitute a default under any material Contractual Obligation to which the Collateral Administrator is a party, or (C) result in the creation or imposition of any Lien upon any Property of the Collateral Administrator or, pursuant to the terms of any such material Contractual Obligation.

9.                                       Amendments. This Agreement may not be amended, changed, modified or terminated (except as otherwise expressly provided herein) except in a writing signed by the Borrower, the Collateral Administrator, the Agents and the Lender.

10.                                 Governing Law. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, FEDERAL LAW AND NOT THE LAW OF ANY STATE OR LOCALITY. TO THE EXTENT THAT A COURT LOOKS TO THE LAWS OF ANY STATE TO DETERMINE OR DEFINE THE FEDERAL LAW, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH COURT SHALL LOOK ONLY TO THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAWS.

11.                                 Notices.

(a)                                  All notices, reports, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) sent by certified or registered mail, return receipt requested, (ii) sent by overnight mail or courier, (iii) posted on the Borrower’s intranet website in accordance with Section 11(b), or (iv) delivered by hand, in each case, if to the Agents, at the Agents’ address, as set forth on Schedule A to the Loan Agreement, if to the Custodian, at the Custodian’s address, as set forth on Schedule A to the Loan Agreement, if to the Collateral Administrator, at the Collateral Administrator’s address, as set forth on Schedule A to the Loan Agreement, if to the Valuation Agent, at the Valuation Agent’s address, as set forth on Schedule A to the Loan Agreement, if to the Borrower, to the Borrower’s address, as set forth on Schedule A to the Loan Agreement, if to any other Person party hereto at the address such Person shall have last designated by notice to each other party hereto and if to the Lender, at the Lender’s address, as set forth on Schedule A to the Loan Agreement; provided that the Lender may only receive notices, reports, requests, demands and other communications hereunder pursuant to clauses (i) through (iii). Any notice, report, request, demand and other communication will be deemed received (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if posted on the Borrower’s intranet website in accordance with Section 11(b), on the day an e-mail is sent to the Lender at the email address of the Lender set forth on Schedule A to the Loan Agreement instructing it that a notice has been posted; provided that if such e-mail is sent after 5:00 p.m. (Washington, D.C. time) or on a day that is not a Business Day, such notice shall be deemed received on the next succeeding Business Day and (iv) if delivered by hand, when actually received.

(b)                                 The Borrower may, in its discretion, provide any notice, report, request, demand, consent or other communication to the Lender by posting such notice on the Borrower’s intranet website and sending an e-mail to the Lender at the email address of the Lender set forth on Schedule A to the Loan Agreement notifying it of such posting.

12.                                 SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)                                  SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF EITHER THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE U.S. COURT OF FEDERAL CLAIMS;

(b)                                 CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)                                  AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED (I) IF TO PARTIES OTHER THAN THE LENDER, BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 11 OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED AND (II) IF TO THE LENDER, ONLY IN THE MANNER PRESCRIBED

FOR SERVING PROCESS ON AN AGENCY OF THE U.S. FEDERAL GOVERNMENT UNDER THE FEDERAL RULES OF CIVIL PROCEDURE; AND

(d)                                 AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

13.                                 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS OF LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14.                                 Successors and Assigns.

(a)                                  This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties hereto. Except as set forth in Section 4(l), the Collateral Administrator may not assign or delegate its rights and obligations hereunder without the prior written consent of the Borrower and the Lender, except that the Collateral Administrator may delegate to, employ as agent, or otherwise cause any duty or obligation hereunder to be performed by, any Affiliate of the Collateral Administrator or its successors without such consent; provided that the Collateral Administrator or any successor thereto shall be responsible for and be or become liable for (i) any actions taken or inactions omitted to be taken, in either case, by any such Affiliates and (ii) the execution and performance of any such duties to the same extent as if any such duties had not been delegated.

(b)                                 Notwithstanding the provisions of Section 14(a), any Person into which the Collateral Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Collateral Administrator, shall be the successor of the Collateral Administrator hereunder and shall be bound by the provisions hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto and without the written consent of any other party hereto.

15.                                 Counterparts and Facsimile. This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts. Each counterpart shall be deemed to be an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

16.                                 Bankruptcy Non-Petition. The Collateral Administrator hereby covenants and agrees that it will not at any time (i) commence or institute against the Borrower or join with or facilitate any other Person in commencing or instituting against the Borrower any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, receivership, insolvency, liquidation proceedings, or other proceedings under any United States federal or state, or other jurisdiction, bankruptcy or similar law or statute now or hereafter in effect in connection with any obligations relating to this Agreement or any of the other Loan Documents or (ii) in its capacity as Collateral Administrator, participate in any assignment for the benefit of creditors, compositions, or arrangements with respect to the Borrower’s debts. The provisions of this Section 16 shall survive the termination of this Agreement.

17.                                 Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Borrower under this Agreement are solely the obligations of the Borrower and not of any direct or indirect owner, director, shareholder, member, partner or officer of the Borrower and shall be payable solely to the extent of funds received by and available to the Borrower in accordance with Section 2.07 of the Loan Agreement. No recourse shall be had for the payment of any amount owing in respect of any obligation of, or claim against, the Borrower arising out of or based upon this

Agreement against any Limited Partner, General Partner, Private Vehicle or any advisor or Subadvisor of the Borrower and, except as specifically provided herein, no recourse shall be had for the payment of any amount owing in respect of any obligation of, or claim against, the Borrower arising out of or based upon this Agreement against the Collateral Administrator or any Affiliate thereof; provided, however, that the foregoing shall not relieve any Person from any liability such Person would otherwise have as a result of its own acts or omissions that constitute willful misconduct, bad faith or fraud. The provisions of this Section 17 shall survive the termination or expiration of this Agreement and the Loan Agreement.

18.                                 Third Party Beneficiaries. The parties hereto agree that the Agents and the Lender are the only express third party beneficiaries of this Agreement.

19.                                 Access to Books and Records. The Collateral Administrator shall permit the Borrower, any representatives designated by the Administrative Agent, the Collateral Agent or the Lender, including SIGTARP, the GAO and their respective advisors and representatives, (a) upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from the Records (as defined below) and will cause its personnel to assist in any such inspections, examinations and extractions of such Records and (b) at reasonable times, as often as reasonably requested and during normal business hours, to meet with it to discuss matters that fall within the scope of this engagement.

20.                                 Maintenance of Books and Records. During the term of this Agreement, the Collateral Administrator shall keep and retain and make easily accessible all information, materials and records in whatever format (collectively, “Records”) which it has or which come into its possession in connection with the services provided under this Agreement, in each case to the extent consistent with the Collateral Administrator’s internal records and maintenance and records retention policy; provided that prior to any destruction of any Records by the Collateral Administrator in accordance with such policy, the Collateral Administrator shall notify the Borrower and the Agents and provide the Borrower with an opportunity to take possession of such Records from the Collateral Administrator. Upon the termination of this Agreement or its services hereunder, the Collateral Administrator and the Borrower shall, in good faith, agree on the timing and mechanism for transferring all Records to the Borrower; provided that the Collateral Administrator shall retain all Records until the earlier of (a) the three-year anniversary of the termination of the Partnership and (b) the termination of its services hereunder and transfer of all Records to a successor Collateral Administrator. In transferring such Records, the Collateral Administrator shall provide a certificate of a Responsible Officer certifying (a) as to whether it has kept and retained the Records in accordance with the requirements set forth herein and (b) that the Records being transferred represent all of the Records that have not been previously delivered or destroyed in compliance with this Section 20. Notwithstanding the foregoing, the Collateral Administrator may make and retain copies of Records to satisfy existing internal audit, compliance or record retention requirements; provided that such certificate includes information as to the copies of Records that it is retaining.

21.                                 Confidentiality.

The Collateral Administrator agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, accountants and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be required to keep such Information confidential), (b) in response to any order, subpoena or other form of legal process issued by any court, administrative, legislative, regulatory or governmental body purporting to have jurisdiction over it (including any self-regulatory authority) or otherwise required by any applicable law or regulation; provided that prior to any disclosure of such information, the Collateral Administrator shall notify the Borrower, the Administrative Agent, the Collateral Agent, the Custodian, the Valuation Agent and the Lender unless prohibited by any Requirement of Law from doing so, of any proposed disclosure as far in advance of such disclosure as practicable so that such applicable party may seek a protective order or other appropriate remedy and upon such applicable party’s request, the Collateral Administrator shall take all reasonable actions to ensure that any information disclosed shall be accorded confidential treatment, (c) to any other party hereto, (d) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 21, to any actual or prospective counterparty (or its advisors) to any derivative transaction relating to the Borrower and its Obligations, (f) with the written consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 21 or (ii) becomes available to the Collateral Administrator or any of its Affiliates on a non-confidential basis from a source other than the Borrower, the Lender or otherwise pursuant to the transactions contemplated hereunder. UST intends, subject to applicable law, regulation or governmental order, to hold confidential all confidential information provided to it by or on behalf of any member of the General Partner Group.

For purposes of this Section 21, “Information” means all information (including any financial models (and any assumptions and inputs underlying such models) and any non-publicly available information in respect of any Portfolio Investments (including holdings, CUSIP numbers and market prices thereof)) received from the General Partner, the Valuation Agent, the Administrative Agent, the Collateral Agent, the Custodian, the Lender, the Subadvisors, the Borrower or any of its Subsidiaries or any of their respective Affiliates relating to the Borrower or any of its Subsidiaries or any of their respective Affiliates or any of their respective businesses, other than any such information that is available to the Collateral Administrator on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 21 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day first above written.

THE BANK OF NEW YORK MELLON, as Collateral Administrator

By:
Name:
Title:

[ ], as Borrower

By:
Name:
Title:

EXHIBIT I

FORM OF SECRETARY’S CERTIFICATE

[           ], 2009

Reference is made to the Loan Agreement (as the same may be amended, extended, restated, novated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among [ ] (the “Borrower”), The United States Department of the Treasury, as lender (in such capacity, the “Lender”), and The Bank of New York Mellon, as Administrative Agent and as Collateral Agent, dated as of the date set forth in Schedule A to the Loan Agreement, pursuant to which, among other things, the Lender has agreed to make Loans to the Borrower. Capitalized terms used but not defined herein have the meanings set forth in the Loan Agreement.

The undersigned, [OFFICER #1 NAME], the [OFFICER #1 TITLE] of each entity listed on Schedule I hereto (each, a “Loan Party”), hereby certifies as follows:

[OFFICER #2 NAME] is the duly elected [OFFICER #2 TITLE] of each Loan Party and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature, and such officer is duly authorized to execute and deliver, on behalf of each Loan Party, the Loan Documents to be delivered by each Loan Party and each other document to be delivered by each Loan Party from time to time in connection therewith.

The undersigned, [OFFICER #2 NAME], the [OFFICER #2 TITLE] of each Loan Party certifies as follows:

Attached hereto as Exhibit A-1 — A-[ ] are true, complete and correct copies of the certificates or articles of incorporation, bylaws, limited liability company agreements, limited partnership agreements, or other organizational documents, for each of the Loan Parties, which are in full force and effect on the date hereof and as filed with the Secretary of State (or equivalent) of each of the Loan Parties’ jurisdiction of organization, and which have not been amended, repealed, modified or restated.

Attached hereto as Exhibit B-1 — B-[ ] are true, complete and correct copies of the certificates of good standing or the equivalent of each Loan Party from such Loan Party’s jurisdiction of organization.

Attached hereto as Exhibit C-1 — C-[ ] are lists of duly elected and qualified officers of each Loan Party holding the offices indicated next to their respective names. The signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to request a Loan under the Loan Agreement, if applicable, and to execute and deliver, on behalf of each Loan Party, each Loan Document to which such Loan Party is a party, as applicable, and any certificate or other document to be delivered by such Loan Party pursuant to any Loan Document to which such Loan Party is a party.

Attached hereto as Exhibit D-1 — D-[ ] are true, complete and correct copies of the resolutions duly adopted by the board of directors, the general partner, the board of managers or other governing body of each of the Loan Parties, authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party and each of the other documents mentioned therein and the borrowings thereunder; such resolutions (i) have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect, (ii) are the only resolutions of each Loan Party now in force relating to or affecting the matters referred to therein and (iii) were adopted in accordance with the certificates or articles of incorporation, bylaws, limited liability company agreements, limited partnership agreements, or other organizational documents, of each Loan Party in effect at such time.

IN WITNESS WHEREOF, the undersigned have hereto set our names as of the date first set above.

Name: [OFFICER #1 NAME]	Name: [OFFICER #2 NAME]
Title: [OFFICER #1 TITLE]	Title: [OFFICER #2 TITLE]

Schedule I

• [Borrower]

• [Guarantors]

Secetary’s Certificate

Exhibit A

Organizational Documents

See attached.

Exhibit B

Certificates of Good Standing

See attached.

Exhibit C

Incumbency

See attached.

Authorized Officers for [BORROWER]

Name	Office	Signature

[OFFICER #1 NAME]	[OFFICER #1 TITLE]

Authorized Officers for [GUARANTOR]

Name	Office	Signature

[OFFICER #1 NAME]	[OFFICER #1 TITLE]

Exhibit D

Resolutions

See attached.